CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-297867 on Form S-6 of our report dated October 9, 2026, relating to the financial statements of FT 13254, comprising Target Dvd. Blend 4Q ’26 - Term 1/7/28 (Target Dividend Blend Portfolio, 4th Quarter 2026 Series) and Target High Quality Dvd. 4Q ’26 - Term 1/7/28 (Target High Quality Dividend Portfolio, 4th Quarter 2026 Series), one of the series constituting the FT Series, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

October 9, 2026